Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form SB-2 for Huiheng Medical, Inc. of our report, dated April 30, 2007, of the consolidated financial statements of Allied Moral Holdings Limited for the years ended December 31, 2005 and 2006.

In addition, we consent to the inclusion in this Registration Statement on Form SB-2 of our report, dated August 10, 2007, of the consolidated financial statements of Huiheng Medical, Inc. for the three and six months ended June 30, 2007.

Furthermore, we consent to the reference to us under the heading “Experts” in the Post Effective Amendment to the Registration Statement.

/s/ UHY ZTHZ HK CPA Limited
UHY ZTHZ HK CPA Limited

September 13, 2007